    AINSWORTH ANNOUNCES SHAREHOLDER APPROVAL OF PLAN OF ARRANGEMENT
Vancouver, BC- Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth”) is pleased to announce that its shareholders have approved the previously announced plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) involving the proposed acquisition by Louisiana-Pacific Corporation (“LP”) of all the outstanding common shares of Ainsworth.
The Arrangement was approved at the special meeting of Ainsworth shareholders held earlier today with approximately 99.9% of the votes cast at the meeting voting in favour of the Arrangement.
The closing of the transaction remains subject to a number of conditions, including the receipt of court and regulatory approvals and clearances. Subject to obtaining required court and regulatory approvals and clearances and the satisfaction or waiver of other closing conditions, it is anticipated that the Arrangement will be completed by the end of 2013 or during the first quarter of 2014.
Ainsworth also today provided the following general update on certain regulatory approvals or clearances required in connection with the Arrangement:

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The Minister’s review of LP’s application under Part IV of the Investment Canada Act is ongoing with the initial review period expiring on November 2, 2013. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The Minister and LP may agree to further extensions of the review period.

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On October 23, 2013, the Commissioner of Competition under the Competition Act (Canada) issued “supplementary information requests” for additional information and documents to Ainsworth and LP, which results in a new 30-day waiting period commencing after compliance by each of Ainsworth and LP with those requests. The companies are each working to prepare and submit their respective responses.

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On October 17, 2013, LP withdrew the pre-merger Notification and Report Form it had filed under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the Arrangement, and re-filed the form on October 20, 2013. This action provided the U.S. Department of Justice with additional time to review the transaction, and was done against the background of the United States government shutdown, which had limited the resources available to the U.S. Department of Justice. Consequently, the waiting period is now scheduled to expire on November 20, 2013.

Going forward, Ainsworth intends to publicly announce the receipt of such regulatory approvals or clearances and any material change to Ainsworth’s anticipated timing for completion of the Arrangement.
Further information about the Arrangement is set out in Ainsworth’s management proxy circular dated September 24, 2013, which is available under Ainsworth’s profile on www.sedar.com.
Cautionary Statement Regarding Forward-Looking Information
Forward-looking information provided in this news release relating to Ainsworth’s expectations regarding court approval and other approvals and clearances, the completion of the Arrangement and Ainsworth’s future prospects and financial position are forward-looking information pursuant to National Instrument 51-102 promulgated by the Canadian Securities Administrators. Ainsworth believes that expectations reflected in such information are reasonable, but no assurance is given that such expectations will be correct. Forward-looking information is based on Ainsworth’s beliefs and assumptions based on information available at the time the assumption was made and on management’s experience and perception of historical trends, current conditions and expected further developments as well as other factors deemed appropriate in the circumstances. Investors are cautioned that there are risks and uncertainties related to such forward-looking information and actual results may vary. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking information include, without limitation, factors detailed from time to time in Ainsworth’s periodic reports filed with the Canadian Securities Administrators and other regulatory authorities. The forward-looking information is made as of the date of this news release and Ainsworth assumes no obligation to update or revise them to reflect new events or circumstances, except as explicitly required by securities laws.
About Ainsworth
Ainsworth Lumber Co. Ltd. is a leading manufacturer and marketer of oriented strand board ("OSB") with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis). Ainsworth is a publicly traded company listed on the Toronto Stock Exchange under the symbol ANS. For more information, visit www.ainsworthengineered.com.
For further information please contact:
Ainsworth Lumber Co. Ltd.
Suite 3194, Bentall 4
P.O. Box 49307
1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Telephone: 604-661-3200
Facsimile: 604-661-3201
www.ainsworthengineered.com

Contact:
Rick Eng
Vice President, Finance and Chief Financial Officer
rick.eng@ainsworth.ca

Rob Feustel
Treasurer
rob.feustel@ainsworth.ca